UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): September 7, 2007

ALDABRA 2 ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-33541	20-8356960
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, New York 10022
(Address of principal executive offices)
212-710-4100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 7, 2007, Aldabra 2 Acquisition Corp. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”), by and among Boise Cascade, L.L.C. (“Boise Cascade”), Boise Paper Holdings, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., the Company and Aldabra Sub LLC. Pursuant to the Purchase Agreement, the Company will acquire, through Aldabra Sub LLC, all of the equity interests of Boise Paper Holdings, L.L.C., which will at such time be the holder of all of the equity interests of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. and other assets relating to the paper, packaging and newsprint and related transportation businesses of Boise Cascade. The purchase price for the acquisition is approximately $1.625 billion, of which approximately $1.338 billion will be paid in cash and the balance will be paid through the issuance of shares of common stock, par value $.0001 per share, of the Company (“Company Common Stock”). The purchase price is subject to adjustment based upon the working capital of the acquired paper, packaging & newsprint businesses and of the Company and its subsidiaries at closing, with the purchase price adjustment to be satisfied through the issuance or redemption of shares of Company Common Stock. The number of shares of Company Common Stock to be issued to Boise Cascade upon closing of the transaction will be based upon the average closing price per share of Company Common Stock during the 20 day period ending three days prior to the closing of the transaction. The Company and Boise Cascade have agreed that for purposes of this calculation, the average closing price will not be higher than $10.00 or lower than $9.54. Assuming no conversion rights are exercised and an average closing price of $9.77 (the midpoint of the range), Boise Cascade would receive approximately 34.511 million shares of Aldabra common stock, representing approximately 40% of the Company’s issued and outstanding shares post-closing.
     The Purchase Agreement has been approved and adopted by the Company’s Board of Directors, but is subject to customary closing conditions, including, among others, the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the Company’s stockholders. In addition, the closing is conditioned on (1) the holders of fewer than 40% of the shares of common stock of the Company issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by the Company’s certificate of incorporation and (2) the obtaining of $946 million in debt financing.
     For other information regarding the proposed acquisition, see the press release described under Item 8.01 of this report.
Item 7.01. Regulation FD Disclosure.
     In connection with the Company’s entry into the Purchase Agreement, the Company is making publicly available certain information relating to the proposed acquisition, a copy of which is attached hereto as Exhibit 99.2.
     The information set forth under this “Item 7.01 Regulation FD Disclosure” shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 8.01. Other Events.
     On September 7, 2007, the Company issued a press release announcing the execution of the Purchase Agreement, a copy of which press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Aldabra Acquisition Corporation dated September 7, 2007

99.2	Investor Presentation, dated September 2007

Where to Find Additional Information
The Company plans to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed transaction. Investors are urged to carefully read the proxy statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the transaction. Copies of the proxy statement and other documents filed by the Company will be available at the Web site maintained by the SEC at www.sec.gov.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s Registration Statement on Form S-1 (Registration Nos. 333-141398 and 333-143890), which was filed with the SEC on March 19, 2007, and subsequent amendments thereto. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC in connection with the proposed transaction.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDABRA 2 ACQUISITION CORP.
By:	/s/Jason Weiss
	Name:	Jason Weiss
	Title:	Chief Executive Officer

Date: September 7, 2007